Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                     (425) 771-5299
                      www.FSBWA.com
1st Security Bank Announces Chief Lending Officer Succession Plan

MOUNTLAKE TERRACE, WA / ACCESSWIRE / April 11, 2023 / 1st Security Bank of Washington has named Ben Crowl to succeed Dennis O’Leary as Chief Lending Officer (“CLO”), effective July 1, 2023.  Crowl currently serves as Senior Vice President, Director of Consumer Lending. He previously served the Bank as Senior Vice President, Commercial Lending Team Lead.
Dennis O’Leary has served as the Bank’s CLO since 2013.  “Dennis has been instrumental in guiding the Bank’s growth from $285 million in assets at December 31, 2011, the year he joined the Bank, to $2.63 billion at December 31, 2022.  I can’t imagine where we would be today without Dennis’s talent and contributions,” said 1st Security Bank CEO Joe Adams.  “In true Dennis style, the succession timing was his idea.  Some time ago Dennis asked me if our Board would consider him stepping back into his original role as SVP Director of Commercial Real Estate and Construction Lending.  Dennis mentioned a desire for more time with his family after ten years as CLO.  The Board and I viewed this as a ‘win-win’ for both the Bank and Dennis.  In this new capacity, Dennis will not only be able to pursue his passion for commercial real estate and construction lending, but also be able to assist Ben in his new CLO role.  It is rare a newly appointed executive like Ben has the support and guidance of an ‘on-site’ mentor like Dennis.  We are excited for Dennis, Ben and the Bank.”
Ben joined the Bank in 2018 and has more than 15 years of diverse experience in the banking industry, including many years as a commercial lender, team lead, and relationship manager. After beginning his career as a college intern at a local community bank in La Jolla, California, Ben found a passion for business banking and serving businesses and consumers alike.
"I am thrilled that Ben has the opportunity to succeed me in the CLO role," said Dennis O'Leary, Chief Lending Officer. "Ben has proven his leadership abilities in multiple managerial roles at the Bank, each time showing his unwavering commitment to our employees, customers, communities and Core Values."
Ben currently serves on the Bank’s Asset/Liability, Asset Quality and Marketing committees.  Ben also holds a Bachelor of Science in Business Administration from Northern Arizona University with a specialty in marketing and advertising. He is an honors graduate of Pacific Coast Banking School, a graduate school for banking held at the University of Washington. Ben has an Executive Leadership Certificate in Organizational Leadership from the University of Washington's Michael G. Foster School of Business.
Inspired by the power of community involvement, Ben has served on several nonprofit boards throughout his career and finds deep satisfaction in being able to use the skills he has developed in banking to give back and help others.

Media Contact:

Camberly Gilmartin
AVP Marketing Manager
1st Security Bank
Camberly.Gilmartin@fsbwa.com